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                                                             Exhibit 99.(c)(17)

                         Torque Acquisition Co., L.L.C.
                      c/o Vestar Capital Partners IV, L.P.
                                 245 Park Avenue
                                   41st Floor
                          New York, New York 10167-4098

                                November 29, 1999

Mr. James S. Gleason
c/o Gleason Corporation
1000 University Avenue
P.O. Box 22970
Rochester, New York 14692

Dear Mr. Gleason:

            Reference is made to the proposal (the "Proposal") being submitted concurrently with the execution and delivery of this agreement by James S. Gleason, certain other members of management of Gleason Corporation (the "Company"), and Torque Acquisition Co., L.L.C. ("Acquisition Company") to the Special Committee of the Board of Directors of the Company (the "Special Committee"), the terms and conditions of which are set forth in a draft merger agreement, to be entered into by and among the Company, Acquisition Company and Merger Subsidiary (such draft merger agreement and any definitive merger agreement entered into as a result of the Proposal being hereafter referred to as the "Merger Agreement"), which is being provided to the Special Committee in connection with the Proposal. Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

            In connection with the proposed Offer by Acquisition Company and the Company to purchase at the Offer Price all Shares tendered pursuant to the Offer as contemplated by the Merger Agreement, we would like to confirm, among other things, our mutual understanding with respect to determinations regarding (i) certain amendments to the Merger Agreement and (ii) certain terms and conditions of the proposed Offer.
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November 29, 1999
Page 2


            Acquisition Company and Merger Subsidiary hereby expressly agree that, without the prior written consent of Mr. Gleason (or, in the event of Mr. Gleason's death, David J. Burns), (i) they shall not amend, modify or change the amount or form of the Offer Price or the Merger Consideration, (ii) they shall not amend, modify, change or waive the Minimum Condition and (iii) Acquisition Company shall not amend the Unit Purchase Agreement.

            Each of Acquisition Company and Mr. Gleason hereby expressly agrees to the terms and provisions set forth in the term sheet with respect to the New Management Option Plan and in the forms of Stockholders' Agreement and Voting Trust Agreement attached hereto. In addition, each of Acquisition Company and Mr. Gleason hereby expressly agrees to the terms and provisions set forth in the term sheet with respect to the Management Subscription Agreement attached hereto, and Mr. Gleason agrees to enter into a definitive agreement with the Company which incorporates in all material respects such terms and provisions.

            Acquisition Company and Mr. Gleason further agree that, if necessary to finance the transactions contemplated by the Merger Agreement, Acquisition Company will have the right to purchase additional shares of Company Common Stock or Series A Preferred and Warrants, up to an aggregate amount of $15 million in connection with the consummation of the Merger at the Offer Price, provided that Acquisition Company shall provide each of the Gleason Foundation (the "Foundation"), Mr. Gleason and the other Stockholders (who have executed the Stockholders' Agreement as of such date) the preemptive right to invest a pro rata amount in Company Common Stock on equitable terms either in cash or, in the case of Mr. Gleason and the Foundation and at their option, through the retention of shares of Company Common Stock following the consummation of the Merger. In the event of any such purchase of additional shares of Company Common Stock or Series A Preferred and Warrants by Acquisition Company, the number of options to be issued under the New Management Option Plan shall be proportionately and equitably increased in order to prevent any dilution and to preserve the relative ownership in the Company represented by options to be issued under such plan.
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November 29, 1999
Page 3

            This agreement shall terminate if (i) the Merger Agreement has not been executed within 30 days after the date hereof, (ii) the Offer shall expire without Acquisition Company or the Company accepting for payment or purchasing any shares of Company Common Stock pursuant to the Offer, (iii) the Merger Agreement is terminated in accordance with its terms or (iv) the Merger is consummated.

            This agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) or confer any rights upon any other party without the prior written consent of the other party hereto.

            This agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. Any party hereto may waive compliance by the other party hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

            All notices and other communications hereunder must be in writing and are to be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            If to Acquisition Company or Merger Subsidiary:

            c/o Vestar Capital Partners IV, L.P.
            245 Park Avenue, 41st Floor
            New York, New York 10167-4098
            Telecopy: (212) 808-4922
            Attention: Sander M. Levy
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November 29, 1999
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            Copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            919 Third Avenue
            New York, New York 10022
            Telecopy: (212) 735-2000
            Attention: Blaine V. Fogg, Esq.

            If to Mr. Gleason:

            c/o Gleason Corporation
            1000 University Avenue
            P.O. Box 22970
            Rochester, New York 14692
            Telecopy: (716) 473-1688

or to such other address as any party hereto may have previously furnished to the other party hereto in writing in accordance herewith.

            Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            Each of the parties hereto acknowledges and agrees that in the event of any breach of this agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) shall waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this agreement.
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November 29, 1999
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            All rights, powers and remedies provided under this agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by the other party hereto with its obligations hereunder, and any custom or practice of the parties hereto at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

            This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

            This agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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November 29, 1999
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            Please confirm your agreement with the foregoing by signing where indicated below.

                                    Sincerely yours,

                                    TORQUE ACQUISITION CO., L.L.C.

                                    By: /s/ Sander M. Levy
                                        ______________________________
                                    Name: Sander M. Levy
                                    Title: President

                                    TORQUE MERGER SUB, INC.

                                    By: /s/ Sander M. Levy
                                        ______________________________
                                    Name: Sander M. Levy
                                    Title: President

Accepted and Agreed
this 29th day of November, 1999:

/s/ James S. Gleason
_____________________________
James S. Gleason